Exhibit 2.1 to Current Report on Form 8-K dated April 17, 2015
(Term Loan and Security Agreement, with exhibits)

TERM LOAN AND SECURITY AGREEMENT

This Term Loan and Security Agreement (“Agreement”) is made as of April 17, 2015 by and among REVETT MINING COMPANY INC., a Delaware corporation (the “Borrower”), REVETT SILVER COMPANY, a Montana corporation (“RSC”), REVETT HOLDINGS, INC., a Montana corporation (“Revett Holdings”, and together with RSC, the “Guarantors” and the Guarantors together with the Borrower, the “Loan Parties”) and HECLA MINING COMPANY, a Delaware corporation (the “Lender”). In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

LOAN; SECURITY DOCUMENTS

1.1	TERM LOAN

On the terms and subject to the conditions of this Agreement, the Lender agrees to make to the Borrower, on or after the date that all conditions precedent set forth in Article III have been satisfied (the “Closing Date”), one or more term loans (each a “Loan” and collectively, the “Loans”) in an aggregate principal amount not to exceed One Million Five Hundred Thousand and No/100 dollar ($1,500,000) (the “Maximum Amount”). No amounts paid or prepaid with respect to the Loans may be reborrowed.

1.2	NOTE

The Borrower’s unconditional and absolute obligation to repay to the Lender the principal of the Loans and interest thereon shall be evidenced by a promissory note (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, and together with any renewals thereof or substitutions therefor, the “Note”), in the form of Exhibit A hereto dated the Closing Date. The date and amount of draw made, and each repayment and prepayment of principal thereon received, by the Lender shall be recorded by the Lender in its records or, at its option, on the schedule attached to the Note. The aggregate unpaid principal amount so recorded shall be prima facie evidence of the principal amount owing and unpaid on the Note to the Lender absent manifest error. The failure to so record any such amount or any error in so recording any such amount, however, shall not limit or otherwise affect the Borrower’s obligations hereunder or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

1.3	USE OF PROCEEDS

The Borrower shall apply the proceeds of each Loan solely for the Borrower’s general corporate purposes so long as it does not cause a default under the Merger Agreement. The Borrower hereby directs the Lender to transfer the proceeds of the Loan on the Closing Date to a deposit account to be identified by the Borrower (the “Borrower Account”).

1.4	GUARANTY

All of the obligations of the Borrower under the Note and this Agreement shall be guaranteed pursuant to the Guaranty by the Guarantors. All of the obligations of the Guarantors under the Guaranty shall be secured by the Collateral, which shall be a lien ranking senior and superior to all other liens.

1.5	GRANT OF SECURITY INTEREST

As collateral security for the payment and performance in full of all the Obligations, each Loan Party hereby pledges and grants to the Lender, a lien on and security interest in and to all of the right, title and interest of such Loan Party in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(a)          all interests in the real estate owned by Revett Holdings and listed on Schedule 1.5 attached hereto (the “Revett Holdings Property”); and

(b)          all equity interests of Revett Holdings.

Each Loan Party shall take all action that may be reasonably necessary or desirable, or that Lender may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in and lien on the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all liens other than Permitted Liens, (ii) subject to any express exclusion or limitations in this Agreement, executing and delivering financing statements, control agreements, instruments of pledge, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest and lien under the UCC or other applicable law, (iii) providing, within fourteen (14) days of the Closing Date (or, at Lender’s sole discretion, such longer period), with respect to Loan Parties’ interests in the Revett Holdings Property, mortgages or deeds of trust (including, without limitation, leasehold mortgages and leasehold deeds of trust) and related landlord estoppels, accompanied by title insurance, environmental indemnities, lien searches, environmental reports, opinions of counsel, and other items request by Lender in its sole discretion, with respect to the Revett Holdings Property (whether such interest is a fee interest, leasehold interest, patented claim, unpatented claim or otherwise), and (iii) otherwise providing such other documents and instruments as Lender may request, in order that the full intent of this Agreement may be carried into effect; provided, however, perfection of Lender’s liens on assets of the Loan Parties shall not be required where the Lender determines in its sole discretion that the benefits of obtaining such perfection is outweighed by the costs or burdens of providing the same. By its signature hereto, each Loan Party hereby authorizes Lender to file against such Loan Party, one or more financing, continuation or amendment statements pursuant to the applicable UCC in form and substance satisfactory to Lender (which statements may have a description of collateral which is the same, broader or more narrow than that set forth herein). All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be paid by Borrower to Lender immediately upon demand

1.6	FILINGS

Each Loan Party hereby irrevocably authorizes the Lender at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether the Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party, (ii) any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Loan Party hereunder, without the signature of such Loan Party where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Debtor or in which the Debtor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Loan Party agrees to provide all information described in the immediately preceding sentence to the Lender promptly upon request by the Lender.

ARTICLE II

REPAYMENT; PREPAYMENTS; INTEREST

2.1	REPAYMENT OF THE LOANS

The Borrower shall repay the aggregate outstanding principal amount of the Loans, together with all accrued but unpaid interest thereon, in full on the earlier of July 1, 2015, or the date upon which the Loans become or are declared due and payable pursuant to Article VII of this Agreement.

2.2	PREPAYMENTS

The Borrower shall have the right to prepay the principal amount of the Loans, in whole or in part, at any time without penalty or premium. Any prepayment of principal shall be accompanied by a payment of all interest accrued and unpaid on the portion of the principal amount being prepaid.

2.3	INTEREST AND FEES

(a)          The Loans shall bear interest on the outstanding principal amount thereof at a per annum rate equal to LIBOR plus 5%. All accrued interest on the Loans shall be payable in arrears at maturity (or if such day is not a Business Day, on the next succeeding Business Day); provided that in the event of any repayment or prepayment of the Loans, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All computations of interest shall be made on the basis of a year of 360 days, and actual days elapsed, which, the Borrower acknowledges will result in a higher actual rate of interest that the rates stated above.

(b)          Notwithstanding the rate of interest specified above, after an Event of Default and during the continuance thereof (regardless of whether the Loans have been accelerated), the Borrower agrees to pay interest (after as well as before judgment to the extent permitted by applicable law) on all unpaid principal, interest or other amounts owing under the Transaction Documents, at a rate equal to the rate otherwise payable hereunder plus two percent (2%) per annum.

2.4	USURY

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts which are treated as interest on the Loans under applicable law shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loans hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.

2.5	TAXES; WITHHOLDING, ETC.

(a)          All sums payable by or on account of any obligation of the Borrower hereunder or under the other Transaction Documents, shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b)          If any Loan Party is required by law to make any deduction or withholding on account of any tax from any sum paid or payable to the Lender under any of the Transaction Documents: (i) the Borrower shall notify the Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it; (ii) the Borrower shall pay any such tax before the date on which penalties attach thereto; (iii) the sum payable by the Borrower in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that, after the making of that deduction or withholding (including any deduction or withholding of taxes applicable to additional sums payable under this Section 2.5), the Lender receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within 30 days after the due date of payment of any tax which it is required to deduct or withhold, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

2.6	PAYMENTS DUE

(a)          All payments by the Loan Parties of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Lender not later than 12:00 noon (Pacific time) on the date due; for purposes of computing interest and fees, funds received by the Lender after that time on such due date shall be deemed to have been paid by the Loan Parties on the next succeeding Business Day. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

ARTICLE III

CONDITIONS TO CLOSING AND SUBSEQUENT DRAWS

3.1	CONDITIONS FOR INITIAL LOAN

The obligation of the Lender to make the initial Loan is subject to the fulfillment to the Lender’s satisfaction on or prior to the Closing Date of each of the following conditions, unless otherwise waived by the Lender:

(a)          All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Borrower and the Guarantors on or prior to the Closing Date shall have been performed or complied with by the Borrower and the Guarantors.

(b)          The Loan Parties shall have executed and delivered to the Lender this Agreement, Borrower shall have issued to the Lender its Note, and the Borrower and each of the Guarantors, as applicable, shall have executed and delivered the following agreements and documents:

       (i)          the Guaranty;

       (ii)          the Pledge Agreement;

       (iii)        a secretary’s certificate of the Borrower, (i) attaching a certified copy of the Certificate of Incorporation and current Bylaws of the Borrower and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the board of directors of the Borrower approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of the officers or representatives of the Borrower signing the Transaction Documents to which the Borrower is a party;

       (iv)        a secretary’s certificate of each of the Guarantors (i) attaching a certified copy of the Articles of Incorporation and current Bylaws of such Guarantor and certifying the same as not having been amended and as being in being in full force and effect, (ii) attaching and certifying resolutions by the board of directors of such Guarantor approving the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, and (iii) certifying as to the incumbency, and attaching specimen signatures of the officers or representatives of such Guarantor signing the Transaction Documents to which such Guarantor is a party;

       (v)          a Certificate of Good Standing from the state of formation of the Borrower and each of the Guarantors;

       (vi)         UCC Financing Statement naming the Borrower as Debtor, the Lender as Secured Party and describing the Pledged Collateral; and

       (vii)         UCC Financing Statement naming the Guarantors as Debtors, the Lender as Secured Party and describing the Guarantor Collateral.

(c)         The Borrower and the Guarantors shall have obtained all necessary consents or waivers, if any, from all parties governmental and private to any other material agreements to which the Borrower or either of the Guarantors is a party or by which any of them is bound immediately prior to the Closing Date in order that the transactions contemplated by the Transaction Documents may be consummated.

(d)          All corporate and other proceedings taken or required to be taken by the Borrower and the Guarantors in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be consummated prior to the Closing Date shall have been taken, and the Lender shall have received such other documents, in form and substance reasonably satisfactory to the Lender and its counsel, as to such other matters incident to the transactions contemplated hereby as the Lender may reasonably request.

3.2	CONDITIONS FOR ALL LOANS

The obligation of the Lender to make any Loan, including the initial Loan on or after the Closing Date, is subject to the fulfillment to Lender’s satisfaction of each of the following conditions, unless otherwise waived by Lender:

(a)          The Lender shall have received a notice from the Borrower requesting that a Loan be made, which notice shall specify (i) the amount of the Loan; (ii) the date the Borrower would like Lender to make such Loan (which date shall be a Business Day) (the “Credit Date”) and (iii) a description of the proposed use of the proceeds of such Loan;

(b)          After making the Loans requested, the aggregated principal amount of Loans made by Lender to Borrower on and after the Closing Date shall not exceed the Maximum Amount;

(c)          As of such Credit Date, the representations and warranties of the Loan Parties contained herein and in the other Transaction Documents shall be true and correct on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date;

(d)          As of such Credit Date, no event shall have occurred and be continuing or would result from the making of the requested Loan that would constitute a Default or an Event of Default or a default under the Merger Agreement;

(e)          None of the Borrower, the Guarantors or the Lender shall be subject to any order, decree or injunction of a court or administrative or governmental body or agency of competent jurisdiction directing that the transactions provided for in the Transaction Documents or Merger Agreement or any material aspect thereof not be consummated as contemplated by the Transaction Documents or Merger Agreement; and

(f)          There shall not be any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by any court or administrative or governmental body or agency pending or, to the Borrower’s best knowledge, threatened, wherein an unfavorable order, decree or injunction would prevent the performance of any of the Transaction Documents or Merger Agreement or the consummation of any material aspect of the transactions or events contemplated thereby, declare unlawful any aspect of the transactions or events contemplated by the Transaction Documents or Merger Agreement, cause any material aspect of the transactions contemplated by the Transaction Documents or Merger Agreement to be rescinded or have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
THE BORROWER AND GUARANTORS

As a material inducement to the Lender to enter into and perform its obligations under this Agreement, except as disclosed on the Company Disclosure Schedule (as such term is defined in the Merger Agreement), the Borrower and each of the Guarantors hereby represent and warrant to the Lender as follows:

4.1	ORGANIZATION AND EXISTENCE

(a)          The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in such other jurisdictions as the nature or conduct of its operations or the ownership of its properties require such qualification. The Borrower does not own or lease any property or engage in any activity in any jurisdiction that might require qualification to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject the Borrower to a material liability. The Borrower has furnished the Lender with true, correct and complete copies of its Certificate of Incorporation, bylaws and all amendments thereto, as of the date hereof.

(b)          Each of the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of Montana and is qualified to do business in such other jurisdictions as the nature or conduct of its operations or the ownership of its properties require such qualification. Neither of the Guarantors owns or leases any property or engages in any activity in any jurisdiction that might require such Guarantor to qualify to do business as a foreign corporation in such jurisdiction and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect or subject such Guarantor to a material liability. Each Guarantor has furnished the Lender with true, correct and complete copies of its Articles of Incorporation, bylaws and all amendments thereto, as of the date hereof.

4.2	AUTHORIZATION

(a)          The Borrower has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe its obligations under, the Transaction Documents to which it is a party, and (ii) to consummate the transactions contemplated hereby and thereby.

(b)          All corporate action on the part of the Borrower necessary for the authorization, execution, delivery and performance by the Borrower of the Transaction Documents and the transactions contemplated therein, and for the authorization, issuance and delivery of the Note, has been taken.

(c)          Each of the Guarantors has all requisite corporate power and authority (i) to execute and deliver, and to perform and observe its obligations under, the Transaction Documents to which such Guarantor is a party, and (ii) to consummate the transactions contemplated hereby and thereby.

(d)          All corporate action on the part of each of the Guarantors necessary for the authorization, execution, delivery and performance by each such Guarantor of the Transaction Documents to which it is a party and the transactions contemplated therein has been taken.

4.3	BINDING OBLIGATIONS; NO MATERIAL ADVERSE CONTRACTS

The Transaction Documents constitute valid and binding obligations of the Borrower and each of the Guarantors enforceable in accordance with their respective terms. The execution, delivery and performance by the Borrower and each of the Guarantors of the Transaction Documents and compliance therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of or constitute a default, or accelerate or permit the acceleration of any rights or obligations, under, any provision of state, local, federal or foreign law to which the Borrower or either of the Guarantors is subject, the Certificate of Incorporation, as amended, or the bylaws, as amended, of the Borrower, or the Articles of Incorporation, as amended, or the bylaws, as amended, of either of the Guarantors, or any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Borrower or either of the Guarantors is a party or by which any of them is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Borrower or either of the Guarantors pursuant to any such term.

4.4	COMPLIANCE WITH INSTRUMENTS

Neither the Borrower nor either of the Guarantors is in violation of its organizational documents. Neither the Borrower nor either of the Guarantors (a) is in default, and no event has occurred which, with the giving of notice, or the lapse of time, or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material agreement, including, without limitation, the Merger Agreement or any license, indenture or other instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, and (b) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject.

4.5	LITIGATION

There are no actions, suits or proceedings (including governmental or administrative proceedings), investigations, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority, to which the Borrower or either of the Guarantors is a party or is subject, or to which any of their authorizations, consents and approvals or other properties or assets, is subject, which is pending, or, to the best knowledge of the Borrower or either of the Guarantors, threatened or contemplated against the Borrower or either of the Guarantors or any of such property or assets, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor either of the Guarantors is subject to any actions, suits or proceedings (including governmental or administrative proceedings), investigation, third-party subpoenas or inquiries by any regulatory agency, body or other governmental authority or any third Person regarding its accounting practices or policies.

4.6	OFFERING EXEMPTION

Neither the Borrower nor either of the Guarantors is subject to registration as an “investment company” under the 1940 Act.

4.7	PERMITS; GOVERNMENTAL AND OTHER APPROVALS

(a)          The Borrower and each of the Guarantors possess all necessary consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses, permits or other analogous acts by, of, from or with all public, regulatory or governmental agencies, bodies and authorities and all other third parties, to own, lease and operate its respective properties and to carry on its business as now conducted and proposed to be conducted except to the extent that the failure to obtain any such consents, approvals, authorizations, orders, registrations, stamps, filings, qualifications, licenses or permits would not have a Material Adverse Effect. No approval, consent, authorization or other order of, and no designation, filing, registration, qualification or recording with, any governmental authority or any other Person is required in connection with the Borrower’s or either of the Guarantor’s valid execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated on the part of the Borrower or either Guarantor hereby.

4.8	TAXES

The Borrower and each of the Guarantors has (a) filed all necessary income, franchise and other material tax returns, domestic and foreign, (b) paid all taxes shown as due thereunder and (c) withheld and paid to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees. Neither the Borrower nor either of the Guarantors has any knowledge, nor has it received notice, of any tax deficiency which might be assessed against the Borrower or either of the Guarantors which, if so assessed, could reasonably be expected to have a Material Adverse Effect.

4.9	DISCLOSURE

The information heretofore provided and to be provided in connection with this Agreement, the Transaction Documents and each of the agreements, documents, certificates and writings previously furnished to the Lender or its representatives, do not and will not contain any untrue statement of a material fact and do not and will not omit to state a material fact necessary in order to make the statements and writings contained herein and therein not false or misleading in the light of the circumstances under which they were made.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower and each of the Guarantors hereby covenant and agree, so long as the Note remains outstanding, as follows:

5.1	MAINTENANCE OF CORPORATE EXISTENCE; TAXES

(a)          The Borrower shall maintain in full force and effect its corporate existence, rights and franchises owned or possessed by it and necessary to the conduct of its business, except where failure to maintain such rights and franchises could not reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower shall, and shall cause each of the Guarantors to, (i) promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of the Borrower and each of the Guarantors, (ii) withhold and promptly pay to the appropriate tax authorities all amounts required to be withheld from wages, salaries and other remuneration to employees, and (iii) promptly pay all claims or indebtedness (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien upon the assets or property of the Borrower or either of the Guarantors; provided, however, that any such tax, lien, assessment, charge or levy need not be paid if (1) the validity thereof shall be contested timely and in good faith by appropriate proceedings, (2) the Borrower or either of the Guarantors shall have set aside on its books adequate reserves with respect thereto, (3) the failure to pay shall not be prejudicial in any material respect to the holders of the Notes and (4) the failure to pay shall not cause a default under the Merger Agreement, and provided further that the Borrower or either of the Guarantors will pay or cause to be paid any such tax, lien, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefore.

5.2	REPORTING

The Borrower and the Guarantors shall furnish with reasonable promptness, copies of such information and financial data concerning the Borrower and each of the Guarantors as the Lender may reasonably request.

5.3	NOTICE OF ADVERSE CHANGE

The Borrower and each of the Guarantors shall promptly give notice to the Lender (but in any event within two days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(a)          any Event of Default or Default;

(b)          the institution or threatened institution of any action, suit or proceeding against the Borrower or either of the Guarantors before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect;

(c)          any information relating to the Borrower or either of the Guarantors which could reasonably be expected to have a Material Adverse Effect; or

(d)          any failure by the Borrower or either of the Guarantors to comply with the provisions of Section 5.4 below.

Any notice given under this Section 5.3 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions the Borrower has taken and proposes to take with respect thereto.

5.4	COMPLIANCE WITH AGREEMENTS; COMPLIANCE WITH LAWS

The Borrower and each of the Guarantors shall comply with the terms and conditions of all material agreements, commitments or instruments to which they are a party or by which they may be bound, including, without limitation, the Merger Agreement. The Borrower and each of the Guarantor shall also enforce all of its rights under any material agreements, commitments or instruments to which they are a party or by which they may be bound. The Borrower and each of the Guarantors shall duly comply with any Legal Requirements relating to the conduct of its businesses, properties or assets, in each case except for any such noncompliance that could not reasonably be expected to have a Material Adverse Effect.

5.5	ACCOUNTS AND RECORDS; INSPECTIONS

(a)          The Borrower and each of the Guarantors shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of the Borrower and each of the Guarantors.

(b)          The Borrower shall permit the Lender or any of the Lender’s officers, employees or representatives during regular business hours of the Borrower, upon reasonable notice and as often as the Lender may reasonably request, to visit and inspect the offices and properties of the Borrower and to make extracts or copies of the books, accounts and records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with the Borrower’s directors and officers, its independent public accountants, consultants and attorneys.

5.6	MAINTENANCE OF OFFICE

The Borrower will maintain its principal office at the address of the Borrower set forth in Section 10.4 of this Agreement where notices, presentments and demands in respect of this Agreement and the Note may be made upon the Borrower, until such time as the Borrower shall notify the Lender in writing, at least 30 days prior thereto, of any change of location of such office.

5.7	LIENS ON COLLATERAL; FURTHER ASSURANCES

Except as specifically permitted in this Agreement and the other Transaction Documents, all liens and security interests granted by the Loan Parties in favor of Lender shall be perfected first priority liens and security interests. From time to time the Borrower and each of the Guarantors shall execute and deliver to the Lender such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the Lender in order to implement or effectuate the terms and provisions of this Agreement and the transactions contemplated hereby.

5.8	COLLATERAL

With respect to all Collateral, the Borrower and each of the Guarantors shall take all actions necessary to preserve and protect the Lender’s first priority security interest therein pursuant to the applicable Transaction Documents or otherwise.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees, so long as the Note remains outstanding, other than as permitted under the Merger Agreement, it will not, directly or indirectly, without the prior written consent of the Lender:

6.1	STAY, EXTENSION AND USURY LAWS

At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the Note or this Agreement, the Borrower hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lender but will suffer and permit the execution of every such power as though no such law had been enacted.

6.2	LIENS

Except as otherwise provided in this Agreement or any other Transaction Document (such exceptions being “Permitted Liens”), create, incur, assume or permit to exist any mortgage, pledge, lien, security interest or encumbrance on any part of its properties or assets, including the Revett Holdings Property, or on any interest it may have therein, now owned or hereafter acquired, nor acquire or agree to acquire property or assets under any conditional sale agreement or title retention contract.

6.3	INDEBTEDNESS

Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding:

(a)          the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business; or

(b)          the Note; or

(c)          indebtedness permitted under the Merger Agreement.

6.4	ARM’S LENGTH TRANSACTIONS

Enter into any transaction, contract or commitment or take any action other than at arm’s length.

6.5	LOANS AND ADVANCES

Make any advance or loan to, or guarantee any obligation of, any Person.

6.6	INTERCOMPANY TRANSFERS; DISTRIBUTIONS; TRANSACTIONS WITH AFFILIATES

(a)          Make any intercompany transfers of monies or other assets in any single transaction or series of transactions, or any distributions to its owners, except as otherwise permitted in the Merger Agreement.

(b)          Engage in any transaction with any of the officers, directors, employees or Affiliates of the Borrower except on terms no less favorable to the Borrower as could be obtained at arm’s length.

6.7	INVESTMENTS

Make any investments in, or purchase any stock, option, warrant, or other security or evidence of Indebtedness of, any Person other than investments permitted under the Merger Agreement.

6.8	OTHER BUSINESS

Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as disclosed to the Lender prior to the date hereof by the Borrower.

6.9	EMPLOYEE BENEFIT PLANS AND COMPENSATION

Enter into any agreement to provide for or otherwise establish any written or unwritten employee benefit plan, program or other arrangement of any kind, covering current or former employees of the Borrower.

6.10	FORMATION OF SUBSIDIARIES

Organize or invest in any new corporation, partnership, joint venture, limited liability company, trust or estate.

6.11	ASSET SALES

Sell, lease, transfer or otherwise dispose its assets and property other than sales, leases, transfers and dispositions permitted under the Merger Agreement.

ARTICLE VII

EVENTS OF DEFAULT

7.1	EVENTS OF DEFAULT

If any of the following events shall occur and be continuing, an “Event of Default” shall be deemed to have occurred:

(a)          if the Borrower shall default in the payment of any part of the principal or interest of the Note, when the same shall become due and payable, whether at maturity or at a date fixed for payment or prepayment or by acceleration or otherwise;

(b)          if the Borrower or either of the Guarantors shall default in the performance of any of the covenants contained in Articles V or VI or Section 1.5;

(c)          except as provided in Section 7.1(a) or (b), if the Borrower or either of the Guarantors shall default in the performance of any other agreement contained in any Transaction Document or in any other agreement executed in connection with this Agreement and such default shall not have been remedied to the satisfaction of the Lender within 15 days;

(d)          if any representation or warranty made by the Borrower, the Guarantors or any of their officers in any Transaction Document or in or any certificate delivered pursuant thereto shall prove to have been incorrect in any material respect when made or deemed made;

(e)          if (i) any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing, or under which there is at the time outstanding, any Indebtedness of the Borrower or either of the Guarantors, or which results in such Indebtedness becoming (or being declared by its holders or, on its behalf, by an agent or trustee therefore to be) due and payable prior to its due date; or (ii) except as provided under the Merger Agreement a Change of Control in Borrower shall have occurred;

(f)          if the Borrower or either of the Guarantors shall default in the observance or performance of any term or provision of an agreement to which it is a party or by which it is bound which default could reasonably be expected to have a Material Adverse Effect and such default is not waived or cured within the applicable grace period;

(g)          if a final judgment which, either alone or together with other outstanding final judgments against the Borrower or either of the Guarantors, exceeds an aggregate of $100,000 shall be rendered against the Borrower or either of the Guarantors and such judgment shall have continued undischarged or unstayed for 45 days after entry thereof;

(h)          if the Borrower or either of the Guarantors shall generally not pay its debts as such debts become due or shall make an assignment for the benefit of creditors generally, or shall admit in writing its inability to pay its debts generally; or if any proceeding shall be instituted by or against the Borrower or either of the Guarantors seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or if any writ of attachment or execution or any similar process shall be issued or levied against it or any substantial part of its property which is either not released, stayed, bonded or vacated within 45 days after its issue or levy or any of the actions sought or relief sought in any proceeding pursuant to which such writ or similar process shall be issued or initiated shall occur or be granted; or if the Borrower or either of the Guarantors takes corporate action in furtherance of any of the aforesaid purposes or conditions;

(i)          if any provision of any Transaction Document or the Merger Agreement shall for any reason cease to be valid and binding on, or enforceable against, the Borrower or either of the Guarantors, or the Borrower or either of the Guarantors shall so assert in writing;

(j)          any Transaction Document (or any financing statement) which purports:

         (i)         to create, perfect or evidence a lien on or security interest in any Collateral in favor of the Lender (or their agents and representatives), or to provide for the priority of any such lien or security interest over the interest of any other party in the same collateral, shall cease to create, or to preserve the enforceability, perfection or priority of, such lien and security interest; or

         (ii)        to provide for the priority in right of payment of the Borrower’s obligations under the Transaction Documents to or in favor of the Lender (or their agents or representatives) shall cease to preserve such priority; or

(k)          if the Borrower shall be in breach of any provision under the Merger Agreement.

7.2	REMEDIES

Upon the occurrence and during the continuance of an Event of Default, the Lender may at any time at its option, by written notice or notices to the Borrower (a) declare the Note to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived by the Borrower; and (b) declare any other amounts payable to the Lender under this Agreement or as contemplated hereby due and payable; provided, however, that upon the occurrence of an Event of Default under Section 7.1(h), the Note, together with interest accrued thereon, shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, or any other action of the Lender of any kind, all of which are hereby waived by the Borrower.

7.3	ENFORCEMENT

(a)          In case any one or more Events of Default shall occur and be continuing, the Lender or its agent may proceed to protect and enforce the rights of the Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement in favor of the Lender or its agent which is contained in any of the Transaction Documents or in the Note or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law (including, without limitation, the right to enforce the Guaranty and the Pledge Agreement, each in accordance with its respective terms). In case of a default in the payment of any principal of or interest on the Note, the Borrower will pay to the Lender such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, attorney’s fees, expenses and disbursements. No course of dealing and no delay on the part of the Lender or its agent in exercising any rights shall operate as a waiver thereof or otherwise prejudice the Lender’s or its agent’s rights. No right conferred hereby or by the Note upon any holder thereof shall be exclusive of any other right referred to herein or therein or now available at law or in equity, by statute or otherwise.

(b)          If any Event of Default shall have occurred and be continuing, the Lender may exercise, without any other notice to or demand upon any Loan Party, in addition to the other rights and remedies provided for herein or in any other Transaction Document or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

         (i)          without notice except as specified below, sell, resell, assign and deliver or grant a license to use or otherwise dispose of the Collateral or any part thereof, in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable; and

         (ii)          exercise any and all rights and remedies of the Borrower under or in connection with the Collateral, or otherwise in respect of the Collateral, including without limitation, (A) any and all rights of the Borrower to demand or otherwise require payment of any amount under, or performance of any provision of, the Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Deposit Accounts, (C) exercise all other rights and remedies with respect to the Collateral, including without limitation, those set forth in Section 9-607 of the UCC and (D) exercise any and all voting, consensual and other rights with respect to any Collateral.

(c)          Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by applicable law, the Lender may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale. To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against the Lender arising out of the exercise by it of any rights hereunder. Each Loan Party hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. The Lender shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall it be under any obligation to take any action with regard thereto. The Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(d)          The Lender may, without notice to the Borrower or either of the Guarantors except as required by law and at any time or from time to time, charge, set off and otherwise apply all or part of the Obligations against any funds deposited with it or held by it or against any obligations it owes to any Loan Party.

ARTICLE VIII

INDEMNIFICATION

(a)          Each Loan Party shall jointly and severally indemnify the Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower, any other Loan Party or any of their respective subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower, any other Loan Party or any of their respective subsidiaries, or any environmental claim related in any way to Borrower, any other Loan Party or any of their respective subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrowers, any other Loan Party or any of their respective subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by Borrower, any other Loan Party or any of their respective subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Transaction Document, if Borrower, any other Loan Party or any of their respective subsidiaries has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(c)          Payments. All amounts due under this Article VIII shall be payable promptly after demand therefor.

(d)          Survival. Each party’s obligations under this Article VIII shall survive the termination of the Transaction Documents and payment of the obligations hereunder.

ARTICLE IX

AMENDMENT AND WAIVER

No amendment of any provision of this Agreement, including any amendment of this Article IX, shall be valid unless the same shall be in writing and signed by the Borrower, the Guarantors and the Lender. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder or under any other Transaction Document, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or thereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

ARTICLE X

MISCELLANEOUS

10.1	GOVERNING LAW

This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of Delaware wherein the terms of this Agreement were negotiated, excluding to the greatest extent permitted by law any rule of law that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.2	SUCCESSORS AND ASSIGNS

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the parties hereto and their respective successors, assigns, heirs, executors and administrators. No party may assign any of its rights hereunder without the prior written consent of the other parties; provided, however, that the Lender may assign any of its rights under any of the Transaction Documents to (a) any Affiliate of such Lender or (b) any Person to whom such Lender shall transfer the Note, provided, that in each case the transferee will be subject to the applicable terms of the Transaction Documents to the same extent as if such transferee were the original Lender hereunder.

10.3	ENTIRE AGREEMENT

This Agreement (including the Exhibits and Schedules hereto), the other Transaction Documents and any other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

10.4	NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if transmitted by facsimile or delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, return receipt requested, addressed as follows:

(a)            if to any Loan Party:

Revett Mining Company, Inc.
11115 East Montgomery, Suite G
Spokane, Washington 99206
Attention: Ken Eickerman
Facsimile: (509) 891-8901
Email: KEickerman@revettminerals.com

with a copy to:

Randall Danskin, P.S.
1500 Bank of America Financial Center
601 West Riverside Avenue
Spokane, Washington 99201-0626
Attention: Douglas J. Siddoway
Facsimile: (509) 624-2528
Email: djs@randalldanskin.com

(b)            if to the Lender:

Hecla Mining Company
6500 N. Mineral Drive, Suite 200
Coeur d’Alene, Idaho 83815-9408
Attention: David C. Sienko
Facsimile: (208) 209-1278
Email: dsienko@hecla-mining.com

with a copy to:

Sheppard Mullin Richter & Hampton LLP
70 West Madison, 48th Floor
Chicago, Illinois 60602
Attention: Kenneth A. Peterson
Facsimile: (312) 499-6301
Email: kpeterson@sheppardmullin.com

or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) on the date of delivery, if delivered personally, (ii) on the date of facsimile transmission, receipt confirmed, (iii) one Business Day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, or (iv) five Business Days after the date of mailing, if mailed.

10.5	DELAYS, OMISSIONS OR WAIVERS

No delay or omission to exercise any right, power or remedy accruing to the Lender upon any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of the Lender nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring. Any permit, consent or approval of any kind or character on the part of the Lender of any breach or default under this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Lender, shall be cumulative and not alternative.

10.6	INDEPENDENCE OF COVENANTS AND REPRESENTATIONS AND WARRANTIES

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

10.7	SEVERABILITY

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.8	EXPENSES

(a)          The Borrower and each of the Guarantors shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement.

(b)          [Intentionally Omitted]

(c)          The Borrower and each of the Guarantors further agrees to pay or reimburse the Lender and its agents for all out-of-pocket costs and expenses, including, without limitation, attorneys’ fees and disbursements, and costs of settlement incurred by the Lender or its agents after the occurrence of an Event of Default (i) in enforcing any obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any negotiation, refinancing or restructuring of, or attempted refinancing or restructuring of, the credit arrangements provided under this Agreement and the other Transaction Documents in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to either Borrower or any of its Affiliates and related to or arising out of the transactions contemplated hereby or by any of the other Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise) arising out of or in connection with this Agreement or any of the other Transaction Documents; (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under any Transaction Document.

10.9	JURISDICTION

(a)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the district court of the State of Idaho and the Federal Courts of the United States located in the State of Idaho, in any action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents to which it is a party or to whose benefit it is entitled, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the district court of the State of Idaho or, to the fullest extent permitted by law, in such United States Federal court located in the State of Idaho. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Transaction Documents in the courts of any other jurisdiction.

(b)          Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or in relation to this Agreement or any other Transaction Document to which it is a party in any such district court or United States Federal court sitting in the State of Idaho. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.10	WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

10.11	TITLES AND SUBTITLES

The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.12	COUNTERPARTS

This Agreement may be executed in any number of counterparts, including by facsimile copy, each of which shall be deemed an original, but all of which together shall constitute one instrument.

ARTICLE XI

CERTAIN DEFINED TERMS

For purposes of this Agreement, the following terms have the meanings indicated (unless otherwise expressly provided herein):

“1940 Act” means the Investment Company Act of 1940, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the 1940 Act shall be deemed to include any corresponding provisions of future law.

“Affiliate” has the meaning specified in Rule 501(b) under the Securities Act.

“Agreement” has the meaning set forth in the Preamble hereto.

“Borrower” has the meaning set forth in the Preamble hereto.

 “Business Day” means any day other than a Saturday or Sunday on which commercial banks are authorized to close, or are in fact closed, in Coeur d’Alene, Idaho.

“Change of Control” means the occurrence of any of the following: (a) the Borrower consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Borrower’s assets to any Person, or any Person consolidates with, or merges with or into, the Borrower, (b) the Borrower sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets (either in one transaction or a series of related transactions) to any Person, or (c) either of the Guarantors shall cease to be directly or indirectly wholly-owned subsidiaries of the Borrower.

“Closing Date” has the meaning set forth in Section 1.1.

“Default” means the occurrence of any event that with the passage of time or the giving of notice or both would constitute an Event of Default.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantor Collateral” means all collateral pledged by the Guarantor to the Lender pursuant to the Pledge Agreement.

“Guaranty” means the Guaranty of even date herewith made by the Guarantors in favor or the Lender.

“Guarantors” has the meaning set forth in the Preamble hereto.

“Interest Period” means an interest period of one day or one-, two-, or three-months (or, with the consent of the Lender, six-, nine- or twelve-months), as selected by the Borrowers, (i) initially, commencing on the Closing Date; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond such Loan’s Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity.

“Lender” has the meaning set forth in the Preamble hereto.

“LIBOR” means the rate per annum equal to the rate determined by the Lender and equal to the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) quoted as (i) the “LIBOR Rate” set forth in the money rates section of the Wall Street Journal for the date that is the applicable Interest Rate Determination Date or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum determined as of approximately 9:00 a.m. (Los Angeles time) on such Interest Rate Determination Date by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Lender that has been nominated by the British Bankers’ Association (or any successor or substitute agency determined by the Lender) as an authorized information vendor for the purpose of displaying such rates) with a term equivalent to the applicable Interest Period. The Lender currently uses the rate quoted in the Wall Street Journal as indicated above to provide information with respect to the interbank Eurodollar market, but the Lender, in its sole discretion, may change the service providing such information at any time. Each determination of the LIBOR Base Rate by the Lender shall be conclusive and binding upon the parties hereto, absent manifest error.

“Losses” means any claims, losses, damages, liabilities (or actions in respect thereof), obligations, penalties, awards, judgments, expenses (including, without limitation, reasonable fees and expenses of counsel) or disbursements.

“Material Adverse Effect” means (a) a material adverse effect on, or change in, the business, prospects, properties, operations, condition (financial or other) or results of operations of the Borrower, or (b) a material adverse effect on (i) the ability of the Borrower or either of the Guarantors to perform its respective obligations or (ii) the rights or remedies of the Lender under any Transaction Document or the Merger Agreement.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of March 26, 2015, by and among the Borrower, the Lender and RHL Holdings, Inc., a Delaware corporation.

“Note” has the meaning set forth in Section 1.2.

“Obligations” means (i) obligations of the Borrower from time to time arising under this Agreement, any other Transaction Document or otherwise with respect to the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loan, when and as due, whether at maturity, by acceleration, or otherwise, (B) each payment required to be made by the Borrower under this Agreement or any other Transaction Document, when and as due, and (C) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements, reimbursement obligations, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower under this Agreement and any other Transaction Document, and (ii) all other agreements, duties, indebtedness, obligations and liabilities of any kind of the Borrower under, out of, or in connection with this Agreement and the other Transaction Documents or any other document made, delivered or given in connection with any of the foregoing, in each case whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any bankruptcy, insolvency, receivership or other similar proceeding, whether arising from an extension of credit, loan, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pledge Agreement” means the Pledge Agreement of even date herewith by and among the Grantor and the Lender, as such agreement may be supplemented, amended or otherwise modified from time to time in accordance with its terms.

“Pledged Collateral” has the meaning set forth in Section 1.5.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Transaction Documents” means, collectively, this Agreement, the Note, the Guaranty, the Pledge Agreement and each other document or agreement executed and/or delivered in connection therewith.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Term Loan Agreement as of the date first written above.

BORROWER:

REVETT MINING COMPANY, INC.

By:	/s/ John Shanahan
Name: John Shanahan
Title: President and Chief Executive Officer

GUARANTORS:

REVETT SILVER COMPANY

By:	/s/ John Shanahan
Name: John Shanahan
Title: President and Chief Executive Officer

REVETT HOLDINGS, INC.

By:	/s/ Paul Lammers
Name: Paul Lammers
Title: Director

LENDER:
HECLA MINING COMPANY
By:	/s/ David Sienko
Name: David Sienko
Title: Vice President

EXHIBIT A
FORM OF NOTE

Term Loan Note

April 17, 2015 FOR VALUE RECEIVED, the undersigned, REVETT MINING COMPANY, INC., a Delaware corporation (the “Borrower”), hereby promises to pay HECLA MINING COMPANY, a Delaware corporation, or its registered assigns (the “Lender”) the principal sum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) or, if less, the outstanding aggregate principal amount of all Loans made by Lender to Borrower under the Term Loan and Security Agreement, dated as of April 17, 2015, among the Borrower, Revett Silver Company, a Montana corporation, Revett Holdings, Inc., a Montana corporation and the Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

(a)          The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at the interest rates and at the times provided in the Loan Agreement. All payments of principal and interest shall be made to the Lender in U.S. Dollars in immediately available funds at the address of the Lender set forth in the Loan Agreement. The Borrower shall repay the aggregate outstanding principal amount of the Loans, together with all accrued but unpaid interest thereon, in full on the earlier of July 1, 2015, or the date upon which the Loan becomes or is declared due and payable pursuant to Article VII of the Loan Agreement.

(b)          This Note is the Note referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is entitled to the benefits of the Guaranty of even date herewith among the Guarantors and the Lender and the Pledge Agreement of even date herewith by and between Revett Silver Company and the Lender. Upon the occurrence and continuation of any Event of Default under the Loan Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.

(c)          Each Loan made by the Lender shall be evidenced by one or more records or accounts maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and all payments made on the Loans; provided that any failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

(d)          The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE

REVETT MINING COMPANY, INC.

By:	/s/ John Shanahan
Name:	John Shanahan
Title:	President and Chief Executive Officer

GUARANTY

among

REVETT SILVER COMPANY,

REVETT HOLDINGS, INC.

and

HECLA MINING COMPANY

dated as of

April 17, 2015

GUARANTY

This GUARANTY (this “Agreement”), dated as of April 17, 2015 is made by and among REVETT SILVER COMPANY, a Montana corporation (“RSC”), REVETT HOLDINGS, INC., a Montana corporation (“Revett Holdings” and together with “RSC”, the “Guarantor”) and HECLA MINING COMPANY (the “Lender”).

RECITALS

WHEREAS, Revett Mining Company, Inc., a Delaware corporation (“Debtor”), Guarantor and Lender, have entered into a Term Loan and Security Agreement dated as of April 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, it is a condition precedent to Lender’s obligations under the Loan Agreement that Guarantor execute and deliver this Guaranty;

WHEREAS, the Debtor, directly or indirectly, owns all of the equity interests of the Guarantor and Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Loan Agreement;

NOW, THEREFORE, in consideration of the premises and for other valuable consideration the receipt of which is hereby acknowledged, Guarantor hereby agrees as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Debtor” has the meaning set forth in the Recitals hereof.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Guarantor” has the meaning set forth in the Preamble hereof.

“Lender” has the meaning set forth in the Preamble hereof.

“Loan Agreement” has the meaning set forth in the Recitals hereof.

“Obligations” has the meaning specified in Section 2.01.

“Post-Petition Interest” has the meaning specified in Section 2.01(a).

“Revett Holdings” has the meaning set forth in the Preamble hereof.

“RSC” has the meaning set forth in the Preamble hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings (including backup withholding) imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Termination Date” has the meaning specified in Section 6.05.

ARTICLE II
AGREEMENT TO GUARANTEE OBLIGATIONS

Section 2.01     Guaranty.     Guarantor, hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety,

(a)     the due and prompt payment by the Debtor of:

(i)     the principal of and premium, if any, and interest at the rate specified in the Loan Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding (“Post-Petition Interest”)) on the Loans made pursuant to the Loan Agreements when and as due, whether at scheduled maturity, date set for prepayment, by acceleration or otherwise, and

(ii)     all other monetary obligations of Debtor to Lender under the Transaction Documents, when and as due, including fees, costs, expenses (including, without limitation, fees and expenses of counsel incurred by Lender in enforcing any rights under this Agreement or any other Transaction Document), contract causes of action and indemnities, whether primary, secondary, direct or indirect, absolute or contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); and

(b)     the due and prompt performance of all covenants, agreements, obligations and liabilities of Debtor under or in respect of the Transaction Documents;

all such obligations in subsections (a) and (b), whether now or hereafter existing, being referred to collectively as the “Obligations”. Guarantor further agrees that all or part of the Obligations may be increased, extended, substituted, amended, renewed or otherwise modified without notice to or consent from Guarantor and such actions shall not affect the liability of Guarantor hereunder. Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Obligations and would be owed by Debtor to Lender under or in respect of the Transaction Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Debtor.

Section 2.02     Reinstatement.     Guarantor agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Obligation is rescinded or must otherwise be returned by Lender or any other Person upon the insolvency, bankruptcy or reorganization of Debtor or otherwise.

ARTICLE III
GUARANTY ABSOLUTE AND UNCONDITIONAL; WAIVERS

Section 3.01     Guaranty Absolute and Unconditional; No Waiver of Obligations.     Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Transaction Documents, regardless of any law, regulation or order of any Governmental Authority now or hereafter in effect. The Obligations of Guarantor hereunder are independent of the Obligations of Debtor under any Transaction Document. A separate action may be brought against any Guarantor to enforce this Agreement, whether or not any action is brought against Debtor or the other Guarantor or whether or not Debtor or the other Guarantor is joined in any such action. The liability of each Guarantor hereunder is joint and several, irrevocable, continuing, absolute and unconditional and the Obligations of each Guarantor hereunder, shall not be discharged or impaired or otherwise effected by, and each Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of:

(a)     any illegality or lack of validity or enforceability of any Obligation or any Transaction Document or any related agreement or instrument;

(b)     any change in the time, place or manner of payment of, or in any other term of, the Obligations or any other obligation of Debtor under any Transaction Document, or any rescission, waiver, amendment or other modification of any Transaction Document or any other agreement, including any increase in the Obligations resulting from any extension of additional credit or otherwise;

(c)     any taking, exchange, substitution, release, impairment or non-perfection of any collateral, or any taking, release, impairment, amendment, waiver or other modification of any guaranty, for the Obligations;

(d)     any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations;

(e)     any default, failure or delay, willful or otherwise, in the performance of the Obligations;

(f)     any change, restructuring or termination of the corporate structure, ownership or existence of Debtor or any of its subsidiaries or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Debtor or its assets or any resulting release or discharge of any Obligation;

(g)     any failure of Lender to disclose to Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Debtor now or hereafter known to Lender; Guarantor waiving any duty of Lender to disclose such information;

(h)     the failure of any other person to execute or deliver this Agreement, or any other guaranty or agreement or the release or reduction of liability of Guarantor or other guarantor or surety with respect to the Obligations;

(i)     the failure of Lender to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Transaction Document or otherwise;

(j)     any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to, or be asserted by, Debtor against Lender; or

(k)     any other circumstance (including, without limitation, any statute of limitations) or manner of administering the Loan or any existence of or reliance on any representation by Lender that might vary the risk of Guarantor or otherwise operate as a defense available to, or a legal or equitable discharge of, Debtor or any other guarantor or surety.

Section 3.02     Waivers and Acknowledgements.

(a)     Guarantor hereby unconditionally and irrevocably waives any right to revoke this Agreement and acknowledges that this Agreement is continuing in nature and applies to all presently existing and future Obligations.

(b)     Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and this Agreement and any requirement that Lender protect, secure, perfect or insure any lien or any property subject thereto.

(c)     Guarantor hereby unconditionally and irrevocably waives any defense based on any right of set-off or recoupment or counterclaim against or in respect of the Obligations of Guarantor hereunder.

(d)     Guarantor acknowledges that Lender may, at its election and without notice to or demand upon Guarantor, foreclose on any collateral held by it by one or more judicial or non-judicial sales, accept an assignment of any such collateral in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with Debtor or any other guarantor or exercise any other right or remedy available to it against Debtor or any other guarantor, without affecting or impairing in any way the liability of Guarantor hereunder except to the extent the Obligations have been paid in full or collateralized in full in cash. Guarantor hereby waives any defense arising out of such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of subrogation, reimbursement, exoneration, contribution or indemnification or other right or remedy of Guarantor against Debtor or any other guarantor or any collateral.

ARTICLE IV
GUARANTOR RIGHTS OF SUBROGATION, ETC.

Section 4.01     Agreement to Pay; Subrogation, Subordination, Etc.     Without limiting any other right that Lender has at law or in equity against Guarantor, if Debtor fails to pay any Obligation when and as due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Guarantor jointly and severally agrees to promptly pay the amount of such unpaid Obligations to Lender in cash. Upon payment by Guarantor of any sums to Lender as provided herein, all of Guarantor’s rights of subrogation, exoneration, contribution, reimbursement, indemnity or otherwise arising therefrom against Debtor shall be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all Obligations. In addition, any indebtedness of Debtor now or hereafter held by Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of the Obligations. If after the occurrence and during the continuance of an event of default under the Loan Agreement, any payment shall be paid to Guarantor in violation of the immediately preceding sentence on account of (i) such subrogation, exoneration, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of Debtor, such amount shall be held in trust for the benefit of Lender, segregated from other funds of Guarantor, and promptly paid or delivered to Lender in the same form as so received (with any necessary endorsement or assignment) to be credited against the payment of the Obligations, whether due or to become due, in accordance with the terms of the Transaction Documents or to be held as collateral for any Obligations.

ARTICLE V
REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 5.01     Representations and Warranties.     Guarantor represents and warrants that:

(a)     There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

(b)     Guarantor has, independently and without reliance upon Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and any other Transaction Document to which it is or may become a party, and has established adequate procedures for continually obtaining information pertaining to, and is now and at all times will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of Debtor.

Section 5.02     Covenants.     Guarantor covenants and agrees that, until the Termination Date, Guarantor will perform and observe, and cause each of its subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Transaction Documents that are required to be, or that Debtor has agreed to cause to be, performed or observed by Guarantor or Debtor.

ARTICLE VI
MISCELLANEOUS

Section 6.01     Taxes.

(a)     Any and all payments by Guarantor under or in respect of this Agreement shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law. If Guarantor is required by applicable law (as determined in the good faith discretion of Guarantor) to deduct or withhold any Taxes from such payments, then: (i) the amount payable by Guarantor shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made, and (ii) Guarantor shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)     Guarantor shall jointly and severally indemnify Lender, within ten days after demand therefor, for the full amount of any Taxes (including Taxes imposed on or attributable to amounts payable under this Section) paid or payable by Lender on or with respect to an amount payable by Guarantor under or in respect of this Agreement (or required to be withheld or deducted from any such amount paid to Lender), together with any expenses arising in connection therewith and with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from Lender as to the amount of such payment or liability delivered to Guarantor shall be conclusive absent manifest error.

(c)     Each party’s obligations under this Section 6.01 shall survive the replacement of or any assignment of rights by Transaction and the repayment, discharge or satisfaction of all obligations under the Loan Agreement.

Section 6.02     Right of Set-off.     If an event of default under the Loan Agreement shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to Guarantor or Debtor, any such notice being expressly waived by Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or such Affiliate to or for the credit or the account of Guarantor or Debtor against any and all of the obligations of Guarantor or Debtor now or hereafter existing under this Agreement or any other Transaction Document to Lender or its Affiliates whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not Lender or its Affiliates shall have made any demand under this Agreement or any other Transaction Document and although such obligations of Guarantor or Debtor are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that Lender or such Affiliates may have. Lender agrees to notify Guarantor promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

Section 6.03     Amendments.     No term or provision of this Agreement may be waived, amended, supplemented or otherwise modified except in a writing signed by Guarantor and Lender.

Section 6.04     Notices.     Notices shall be given in the manner, and at the addresses, specified in the Loan Agreement.

Section 6.05     Continuing Guaranty; Assignments Under the Loan Agreement.     This Agreement is a continuing guaranty and shall (i) remain in full force and effect until the payment in full in cash of the Obligations and all other amounts payable under this Agreement (the “Termination Date”), (ii) be binding on Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by Lender and their successors and assigns. Lender may assign or otherwise transfer all or any portion of their rights and obligations under the Loan Agreements (including all or any portion of its commitments and the extensions of credit owing to it) to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in the Loan Agreements. Guarantor shall have no right to assign its rights hereunder or any interest herein without the prior written consent of Lender.

Section 6.06     Counterparts; Integration; Effectiveness; Electronic Execution.     This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This Agreement and the other Transaction Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. This Agreement shall become effective when Lender shall have received counterparts hereof that together bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdt” or “tif’) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.07     Governing Law; Jurisdiction; Etc.

(a)     Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(b)     Submission to Jurisdiction. Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against Lender, or any of their Related Parties in any way relating to this Agreement or the transactions contemplated hereby in any forum other than the District Court of the State of Idaho and the Federal courts of the United States of America located in the State of Idaho, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such Idaho State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Transaction Document shall affect any right Lender may otherwise have to bring any action or proceeding relating to this Agreement against Guarantor or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 6.04 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 6.08     Waiver of Jury Trial.     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GUARANTOR:

REVETT SILVER COMPANY

By:	/s/ John Shanahan
Name: John Shanahan
Title: President /Chief Executive Officer

REVETT HOLDINGS, INC.

By:	/s/ Paul Lammers
Name: Paul Lammers
Title: Director

Accepted:

HECLA MINING COMPANY, as Lender

By:	/s/ David Sienko
Name:	David Sienko
Title:	Vice President

PLEDGE AGREEMENT

This PLEDGE AGREEMENT (this “Agreement”), dated as of April 17, 2015, is between REVETT SILVER COMPANY, a Montana corporation (the “Grantor”) and HECLA MINING COMPANY, a Delaware corporation (the “Lender”).

PRELIMINARY STATEMENT. Revett Mining Company, Inc., a Delaware corporation (the “Borrower”) has entered into that certain Term Loan and Security Agreement dated as of April 17, 2015 (as from time to time amended, restated, modified or supplemented, the “Loan Agreement”), among the Borrower, the Grantor, Revett Holdings, Inc., a Montana corporation (“Revett Holdings”) and the Lender. Each of the Grantor and Revett Holdings have agreed to guaranty the obligations of the Borrower under the Loan Agreement. The Grantor owns, directly, all of the issued and outstanding equity interest of Revett Holdings as set forth on Schedule I and will benefit from the loan and financial accommodations made available to the Borrower under the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make the Loan and provide other financial accommodations to the Borrower under the Loan Agreement, the Grantor hereby agrees with the Lender as follows:

1.     Grant of Security.     The Grantor hereby assigns and pledges and hereby grants to the Lender a security interest in, and all of the right, title and interest of the Grantor in and to the following, whether now owned or hereafter acquired (the “Pledged Collateral”).

(A)     Pledged Shares:

(i)     All shares of stock, units of membership interest or other certificated equity interests described on Schedule I (collectively, the “Pledged Shares”) and issued to the Grantor, the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(ii)     All additional shares of stock, units of membership interest or other certificated equity interests (collectively, the “Additional Pledged Shares”) of the Borrower from time to time acquired by the Grantor in any manner, and the certificates representing such Additional Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Shares; and

(B)     All proceeds of any and all of the foregoing Pledged Collateral described in clause (A) above, and any and all payments (in any form whatsoever) made or due and payable to the Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Pledged Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority) and, to the extent not otherwise included, all payments under any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Pledged Collateral (the “Proceeds”).

2.     Security for Obligations.     This Agreement and the Pledged Collateral hereunder secures the payment of (i) all Obligations (as defined in the Guaranty) now or hereafter existing under the Guaranty and (ii) all obligations of the Grantor and Borrower now or hereafter existing under this Agreement, the Note (as defined in the Loan Agreement) and the Loan Agreement (all such obligations of being referred to herein as the “Secured Obligations”).

3.     Representations and Warranties.     The Grantor represents and warrants as follows:

(A)     The Pledged Shares pledged by the Grantor have been duly authorized and validly issued and are fully paid and nonassessable. The Pledged Shares pledged hereunder constitute the percentage of shares, membership interests or other equity interests issued and outstanding of the Borrower set forth opposite such Pledged Shares on Schedule I hereto, and, in each case, there are no warrants, options or other rights to acquire any of the capital stock, membership interest or other certificated equity interests of the Borrower.

(B)     The Grantor is the legal and beneficial owner of the Pledged Collateral, free and clear of any lien, security interest, option, charge or encumbrance except for the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Pledged Collateral is on file in any recording office, except such as may have been filed in favor of the Lender relating to this Agreement.

(C)     The pledge and delivery of the Pledged Shares pursuant to this Agreement create a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Secured Obligations.

(D)     No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required either (i) for the grant by the Grantor of the security interest granted hereby or for the execution, delivery or performance of this Agreement by the Grantor or (ii) for the perfection of or the exercise by the Lender of its rights and remedies hereunder or for the exercise by the Lender of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pledged by the Grantor pursuant to this Agreement (except any filing in connection with judicial proceedings to enforce such rights and remedies and except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

4.     Further Assurances.

(A)     The Grantor hereby agrees that from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action that the Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its right and remedies hereunder with respect to any Pledged Collateral. The Grantor further agrees (i) to deliver all certificated securities included in the Pledge Collateral to the Lender and (ii) all certificated securities delivered by such Grantor pursuant to this Agreement will be accompanied by duly executed undated blank stock powers, or other equivalent instruments of transfer acceptable to the Lender.

(B)     Upon the acquisition by the Grantor of any Additional Pledged Shares, the Grantor shall deliver to the Lender an updated Schedule I to this Agreement, as applicable, reflecting such change. Upon the acceptance thereof by the Lender by written consent, Schedule I of this Agreement shall be deemed to be so amended.

(C)     The Grantor will furnish to the Lender from time to time a statement identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral pledged as the Lender may reasonably request.

5.     Voting Rights; Dividends.     (A) So long as no Event of Default shall have occurred and be continuing:

(i)     The Grantor shall be entitled to (a) receive or retain cash dividends distributed in respect of or in exchange for any or all of the Pledged Shares or Additional Pledged Shares, to the extent permitted under this Agreement and (b) exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof owned by the Grantor for any purpose not inconsistent with the terms of this Agreement; provided, however, that the Grantor shall not exercise or refrain from exercising any such right if such action or inaction could reasonably be expected to have a Material Adverse Effect on the value of the Pledged Collateral or any part thereof and

(ii)     The Lender shall execute and deliver (or cause to be executed and delivered) to the Grantor all such proxies and other instruments as the Grantor may reasonably request for the purpose of enabling the Grantor to exercise the voting and other rights the Grantor is entitled to exercise pursuant to paragraph (i) above.

(B)     Upon the occurrence of an Event of Default which is continuing, all rights of the Grantor to receive dividends or to exercise the voting and other consensual rights that the Grantor would otherwise be entitled to exercise pursuant to Section 5(A)(i) shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise such voting and other consensual rights.

6.     Transfers and Other Liens; Additional Shares.

(A)     As long as the Secured Obligations remain outstanding, the Grantor shall not:

(i)     Sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Pledged Collateral.

(ii)     Create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Pledged Collateral to secure Indebtedness of any person or entity, except for the security interest created by this Agreement.

(B)     The Grantor will (i) not consent to the issuance of any shares of stock, units of membership interest, securities, warrants, options or other acquisition rights in addition to or in substitution for the Pledged Shares issued by the Borrower, other than an issuance made to the Grantor and (ii) pledge hereunder, immediately upon the Grantor’s acquisition (directly or indirectly) thereof, any and all additional shares of stock, units of membership interest or other securities, warrants, options or other acquisition rights of the Borrower.

7.     Appointment as Attorney-in-Fact.

(A)     The Lender shall hereby have the right and the Grantor hereby irrevocably make, constitute, and appoint the Lender (and all officers, employees, or agents designated by the Lender) as their true and lawful attorney-in-fact and agent, with full power of substitution, to, from time to time for the purpose of carrying out the terms of this Agreement to the extent permitted by applicable law, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby give the Lender, subject to the other terms of this Agreement, the power and right, on behalf of the Grantor, without notice to or assent by the Grantor to do the following:

(i)     to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Pledged Collateral which are not permitted by the terms hereof;

(ii)     to receive payment of and receipt for any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Pledged Collateral; and

(iii)     to (a) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction and to collect the Pledged Collateral or any Proceeds thereof and to enforce any other right in respect of any Pledged Collateral; (b) defend any suit, action or proceeding brought against the Grantor with respect to any Pledged Collateral; (c) settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Lender may deem appropriate; and (d) except to the extent prohibited by law, generally sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Lender were the absolute owner thereof for all purposes, and (e) to do, at the Lender’s option and the Grantor’s expense, at any time, or from time to time, all acts and things which the Lender reasonably deems necessary to protect, preserve or realize upon the Pledged Collateral and Lender’s security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Grantor might do.

The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof and in accordance herewith. This power of attorney is a power coupled with an interest and shall be irrevocable.

(B)     The Grantor also authorizes the Lender, at any time and from time to time, to execute, in connection with any sale provided for in Section 10 of this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Pledged Collateral.

8.     Lender May Perform.     If the Grantor fails to perform any agreement contained herein, the Lender may itself perform, or cause performance of, such agreement, and the expenses of the Lender incurred in connection therewith shall be payable by the Grantor under Section 11.

9.     Duties of Lender.     The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Pledged Collateral in its possession, the Lender shall not have any duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

10.     Remedies.     If any Event of Default shall have occurred and be continuing or the Obligations have become otherwise due and payable upon the maturity thereof:

(A)     the Lender may: (i) exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Pledged Collateral), (ii) exercise any and all rights and remedies of the Grantor in respect of the Pledged Collateral, (iii) manage and control the Pledged Collateral and do any acts which it deems necessary or desirable to preserve the value or marketability of the Pledged Collateral, or any part thereof or interest therein, all without prior notice to the Grantor (except as specifically provided below with respect to a formal public or private sale), and (iv) without notice (except as provided below), sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. After deducting the expense of preserving the Pledged Collateral, including, without limitation, just and reasonable compensation for its services and for all attorneys, counsel, agents, clerks, servants and other employees by it engaged and employed, the Lender shall apply the moneys arising as aforesaid to the Obligations pursuant to the provisions of the Loan Agreement. The Grantor agrees that, to the extent that notice of sale shall be required by applicable law, ten (10) Business Days’ notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice. The Lender shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(B)     The Grantor recognizes and acknowledges that the Lender may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended, as now or hereafter in effect, or in applicable Blue Sky or other state securities laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor agrees that private sales so made may be at prices and other terms less favorable to the seller than if such Pledged Collateral were sold at public sales, and that the Lender has no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the Grantor, even if the Grantor would agree, to register such collateral for public sale under such applicable securities laws. The Grantor agrees that private sales made under the foregoing circumstances shall not be deemed to have been made in a commercially unreasonable manner by that fact alone.

(C)     All payments received by the Grantor under or in connection with any Pledged Collateral shall be received in trust for the benefit of the Lender, shall be segregated from other funds of the Grantor and shall be forthwith paid over to the Lender in the same form as so received (with any necessary endorsement).

(D)     All payments made under or in connection with any Pledged Collateral and all cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied (after payment of any amounts payable to the Lender pursuant to Section 11) by the Lender against the Secured Obligations pursuant to the Guaranty. Any surplus of such cash or cash proceeds held by the Lender and remaining after payment in full in cash of all the Secured Obligations shall be paid over to the Grantor or to whomsoever may be lawfully entitled to receive such surplus.

11.     Indemnity and Expenses.

(A)     The Grantor agrees to jointly and severally indemnify the Lender from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from Lender’s gross negligence or willful misconduct.

(B)     The Grantor will upon demand pay to the Lender the amount of any and all expenses, including attorneys’ fees and fees of any experts and agents, which the Lender may incur in connection with (i) the sale of, collection from, or other realization upon, any of the Pledged Collateral, as provided for herein, (ii) the exercise or enforcement of any of the rights of the Lender hereunder or (iii) the failure by the Grantor to perform or observe any of the provisions hereof. All obligations of Grantor under this Agreement, including, without limitation, this Section 11(B) are joint and several.

12.     Security Interest Absolute.     All rights of the Lender and security interests hereunder, and all obligations of the Grantor hereunder, shall be absolute and unconditional, irrespective of:

(A)     any lack of validity or enforceability of the Loan Agreement, the Guaranty, any other Transaction Documents or any other agreement or instrument evidencing all or any part of the Secured Obligations;

(B)     any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from the Loan Agreement, the Guaranty or any other Transaction Document;

(C)     the absence of any attempt to collect the Secured Obligations from any guarantor or other action to enforce the same;

(D)     the waiver or consent by the Lender with respect to any provision of any instrument evidencing the Secured Obligations, or any part thereof, or any other agreement now or hereafter executed by the Grantor and delivered to the Lender;

(E)     failure by the Lender to take any steps to perfect and maintain its security interest in, or preserve its rights to, any security or collateral for the Secured Obligations;

(F)     the Lender’s election in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. §101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(G)     any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code;

(H)     any exchange, release or non-perfection of any other collateral; or

(I)     any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantor.

13.     Waiver.     Except as otherwise expressly required by the terms hereof, the Grantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of the Grantor, protest or notice with respect to the Secured Obligations and all demands whatsoever, and covenants that this Agreement will not be discharged, except by complete performance of the Secured Obligations contained herein. Upon any Event of Default, as provided in the Loan Agreement, the Guaranty, any other Transaction Document or any other instrument or document evidencing all or any part of the Secured Obligations, the Lender may, at its sole election, proceed directly and at once, without notice, against the Grantor to recover, solely from the Pledged Collateral and to the extent provided under Section 11, the full amount or any portion of the Secured Obligations by exercising its rights provided in Section 10, without first proceeding against any other Person or against any security or collateral for the Obligations. The Lender shall have the exclusive right to determine the application of payments and credits, if any, from the Grantor or from any other Person on account of the Secured Obligations or of any other liability of the Grantor to the Lender.

14.     Amendments.     No amendment or waiver of any provision of this Agreement nor consent to any departure by the Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.     Notices.     Any notice or notification required permitted or contemplated hereunder shall be given in the manner, and at the addresses, specified in the Loan Agreement.

16.     Continuing Security Interest.     This Agreement shall create a continuing security interest in the Pledged Collateral and shall (A) remain in full force and effect until the termination and payment in cash in full of the Secured Obligations, (B) be binding upon the Grantor, the Grantor’s successors and assigns and (C) inure, together with the rights and remedies of the Lender hereunder, to the Lender and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (C) the Lender may assign or otherwise transfer any instrument held by it under this Agreement only to a person or entity to whom or to which the Secured Obligations have been assigned, and such transferee shall thereupon become vested with all the benefits in respect thereof granted to Lender hereunder. The Lender may assign or otherwise transfer any instrument held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such assigning party, whether herein or otherwise. Upon the termination of the Secured Obligations, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Grantor. Upon any such termination, the Lender will, at the Grantor’s expense, promptly return to the Grantor all certificates representing any of the Pledged Collateral and execute and deliver to the Grantor such documents as the Grantor shall reasonably request to evidence such termination.

17.     Subrogation.     To the extent the Lender exercises its rights under this Pledge Agreement, the Grantor shall be subrogated to the rights of the Lender with respect to the right to collect the Obligations due from the Borrower under the Loan Agreement; provided, that: (i) such subrogation shall only be effective upon the Lender’s receipt of full and indefeasible payment of such Obligations and (ii) the Grantor waives the right of subrogation until such payment in full has been received by the Lender.

18.     Governing Law.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent that the validity or perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Pledged Collateral are governed by the laws of a jurisdiction other than the State of Delaware.

19.     Waiver of Jury Trial and Submission to Non-Exclusive Jurisdiction.     EACH OF THE PARTIES HERETO WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the District Court of the State of Idaho and the Federal courts of the United States of America located in the State of Idaho, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

The Grantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Grantor at its address set forth in Section 15 above and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against the Grantor in then the courts of any other jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Transaction Document in any Idaho state or federal court sitting in the State of Idaho. Each of the parties hereto hereby waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The parties confirm that the foregoing waivers are informed and freely made.

20.     Defined Terms.     Capitalized terms used herein but not otherwise defined have the meanings attributed to them in the Loan Agreement. Terms not otherwise defined herein or in the Loan Agreement but defined in the Article 9 of the Delaware Uniform Commercial Code are used herein as defined therein.

IN WITNESS WHEREOF, the Grantor has duly executed and delivered this Agreement as of the date first above

REVETT SILVER COMPANY, as Grantor

By: /s/ John Shanahan
Name: John Shanahan
Title: President / Chief Executive Officer

Accepted and agreed,
as of the date first above written.

HECLA MINING COMPANY, as Lender

By: /s/ David Sienko
Name: David Sienko
Title: Vice President

SCHEDULE I
Pledge Agreement
Pledged Shares Owned and Pledged by the Grantor

Stock

Grantor	Issuer	Number of	Class of	Certificate	% of Shares
		Shares	Stock	No(s.)	Outstanding

Revett Silver	Revett	100	Common	1	100%
Company	Holdings,
Inc.

SCHEDULE 1.5
REVETT HOLDINGS PROPERTY
(See attached)

REVETT MINING COMPANY, INC

Corporate Land Holding Summary

I) Summary

Holding Company:	Revett Holdings, Inc. ("RHI")
Property Name:	American Kootenai
Type of Holding:	Patented Lode Mining Claims
Acreage (approx.):	273 acres
Maps:	

TREASURE VAULT
T 26 N
AMERICAN-KOOTENAI PROPERTY

II) Encumbrances

Property Name	Encumbered to	Amount	Type of Encumbrance	Recording Information Record	Book	Page
N/A	N/A	N/A	N/A			

III) Property Description

State	County	Name of Claim	Legal Description	Acreage	LM Serial	Tax I	Recording Information Record	Book	Page
Montana	Lincoln	Gold Den	T26N, R31W, Sec.2 NE	15	6148	2588	188599	299	560
" "	" "	Jim Bain	T26N, R31W, Sec.2 NE	15	6149	2588	188599	299	560
" "	" "	Gold King	T27N, R31W, Sec. 36 SW & T26N, R31W, Sec.1 NW & Sec.2 NE	19	6151	2587	188599	299	560
" "	" "	Gold Bugg	T26N, R31W, Sec.1 NW & Sec.2 NE	17	6152A	2587	188599	299	560
" "	" "	Gold Bugg Millsite	T27N, R31W, Sec. 36 SW	5	6152B	9862	188599	299	560
" "	" "	Is More	T26N, R31W, Sec.2 NW	19	7302	2588	188599	299	560
" "	" "	Evening	T27N, R31W, Sec. 35 S	16	7303	2588	188599	299	560
" "	" "	Last Chance	T26N, R31W, Sec.2 NW	8	7304	2588	188599	299	560
" "	" "	Treasure Vault	T27N, R31W, Sec. 35 S & T26N, R31W, Sec.2 N	16	7305	2588	188599	299	560
" "	" "	Ekalaka	T26N, R31W, Sec.2 SW	20	7306	2588	188599	299	560
" "	" "	Minnie W.	T26N, R31W, Sec.2 W	20	7307	2588	188599	299	560
" "	" "	Union	T26N, R31W, Sec.2 NW	20	7308A	2588	188599	299	560
" "	" "	Union Millsite	T27N, R31W, Sec. 35 S	5	7308B	9864	188599	299	560
" "	" "	Brookland Placer	T27N, R31W, Sec. 35 SW & T26N, R31W, Sec.2 NW	17	7309	2588	188599	299	560
" "	" "	Old Reliable	T26N, R31W, Sec.2 SE	20	6987	2355	188599	299	560
" "	" "	Outlook	T26N, R31W, Sec.2 E	12	6988	2355	188599	299	560
" "	" "	Outlook Fraction	T26N, R31W, Sec.2 E	5	6989	2355	188599	299	560
" "	" "	Misfit	T26N, R31W, Sec.2 N	15	6990	2355	188599	299	560
" "	" "	Misfit Fraction	T26N, R31W, Sec.2 N	11	6991	2355	188599	299	560
Total No.of Claims =		19	Total Acreage (approx.) =	273

REVETT MINING COMPANY, INC
Corporate Land Holding Summary

I) Summary

Holding Company:	Revett Holdings, Inc. ("RHI")
Property Name:	Noggle Creek
Type of Holding:	Fee Simple
Acreage (approx.):	400 acres
Maps:	

II) Encumbrances

Property Name	Encumbered to:	Amount	Type of Encumbrance	Recording Information Record	Book	Page
Noggle Creek	The Conservation Fund		Purchase option for conveyance to Federal or Montana State agency.	207515	315	990

III) Property Description

State	County	Name of Claim	Legal Description	Acreage	Tax ID	Recording Information Record	Book	Page
Montana	Lincoln	Parcel 1 (est. acreage)	T28N, R33W, Sec.3 E1/2	*240*	11714			
" "	Sanders	Parcel 1 (est. acreage)	T28N, R33W, Sec.3 E1/3	*80*	16692			
" "	Sanders	Parcel 2	T28N, R33W, Sec.11 W 1/2 of NW 1/4	80	16692			
" "	Lincoln	Parcel 3 (in part)	Access Easement (see Lincoln County records)	0		182508	294	378
" "	Sanders	Parcel 3 (in part)	Access Easement (see Sanders County records)	0		259673-4	1	9027-28
Total No.of Claims =		5	Total Acreage (approx.) =	400